Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

August 6, 2014

August 2014	Brokerage

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our August brokerage offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. For any particular offering of the securities discussed herein, the proceeds to the issuer may differ from the proceeds to the issuer disclosed below. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our August offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

3 Year SPX RTY Contingent Coupon Callable Yield Notes
For each semi-annual contingent coupon period, unless the securities are redeemed earlier, the investor is entitled to receive a contingent coupon expected to be between [6.00%-6.50%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QR99	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Semi-annual contingent coupon periods	98.15%			8/22/14	8/29/14	8/29/17

4 Year RTY Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage of 20%* and the percentage change from the Initial Level to the Final Level, subject to the Underlying Return Cap of [47%-53%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Underlying Return Cap*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QRC2	Russell 2000® Index	Approximately 75% of Initial Level, European Knock-In	[47-53]%	97.35%			8/22/14	8/29/14	8/29/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

6 Year SPX Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [40%-45%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QQE9	S&P 500® Index	Approximately 70% of Initial Level, European Knock-In	[40-45]%	96.75%			8/22/14	8/29/14	8/31/20

6 Year SX5E Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [55%-60%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QQQ2	EURO STOXX 50® Index	Approximately 60% of Initial Level, European Knock-In	[55-60]%	96.75%			8/22/14	8/29/14	8/31/20

6 Year Dow Jones Industrial AverageSM Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [122%-127%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by the sum of one plus the absolute value of the performance of the Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QR81	Dow Jones Industrial AverageSM	Approximately 70% of Initial Level; European Knock-In	[122-127]%	96.75%			8/22/14	8/29/14	8/31/20
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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

6 Year EURO STOXX 50® Index Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [130%-135%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the performance of the Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QR73	EURO STOXX 50® Index	Approximately 60% of Initial Level; European Knock-In	[130-135]%	96.75%			8/22/14	8/29/14	8/31/20

15 Month RTY EWZ High/Low Coupon Callable Yield Notes
Subject to Early Redemption, the investor is entitled to receive a coupon expected to be between [8.50% -10.50%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Coupon Schedule	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QRJ7	Lowest Performing of: Russell 2000 Index® and the iShares® MSCI Brazil Capped ETF	Approximately 65%of Initial Level; American Knock-In	Quarterly coupon periods	97.70%			8/26/14	8/29/14	11/30/15

4 Year SX5E Buffered Accelerated Return Equity Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [120% - 125%]*. If the Final Level is less than the Initial Level by more than the Buffer Amount, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, the investor can lose up to 85% of the principal amount of the securities held. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Redemption Amount at maturity will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Buffer Amount	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QR40	EURO STOXX 50® Index	15%	[120-125]%	96.50%			8/26/14	8/29/14	8/28/18
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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [135%-140%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QR57	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[135-140]%	96.00%			8/26/14	8/29/14	8/28/18

4 Year SPX RTY Digital-Plus Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the greater of a Fixed Payment Percentage that is expected to be between [22.50% - 27.50%]* and the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlying(s)	Knock-In Level*	Fixed Payment Percentage*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QR65	Lowest Performing of: S&P 500® Index and the Russell 2000® Index	Approximately 65% of Initial Level, European Knock-In	[22.50-27.50]%	96.00%			8/26/14	8/29/14	8/28/18

5 Year SPX RTY Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [102.50%-107.50%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the performance of the Lowest Performing Underlying.
CUSIP	Underlying(s)	Knock-In Level*	Upside Participation Rate*	Proceeds to Issuer	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QQJ8	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 60% of Initial Level; European Knock-In	[102.50-107.50]%	96.00%			8/26/14	8/29/14	8/28/19
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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

* The actual coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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